EXHIBIT 99.1

May 3, 2000

TO:   Robert M. Henry, Chief Executive Officer, Terry L. Persinger, President and Chief Operating Officer, and to the other members of the Board of Directors of Mannatech Incorporated:

This letter is to give you notice that I am resigning as a director, officer and employee of the Company and its subsidiaries, effective immediately.

Due to the recent decision to remove me as President of Mannatech, Inc. and the subsequent refusal (according to Skip Fioretti) of certain board member to consider promoting me to Chairman of the Board, I no longer feel empowered to make a significant contribution to this Company. This decision has come after weeks of prayer and soul searching. I now feel that our business philosophies are irreconcilable in light of these actions.

I am sending a proposal for your consideration that contains an offer to Skip and bill for the Company's purchase of their stock and to resolve many long-term contract issues. If accepted by all concerned parties, I would love to once again devote my full time efforts in the building of this Company. I am making this last effort because both Bill and Skip have expressed on numerous occasions their desire to cash out and leave the Company. This may accomplish everyone's goals, as my desire has always been to stay and build. I trust that everyone is doing what they feel is best for the Company. I respectfully offer this proposal as my best resolution.

If the board declines to follow my recommendation, I wish you success as I am still a major stockholder in this Company. I would encourage you to consider that, in my opinion, our biggest hurdle in the field is the destroyed confidence that our associates have in our corporate management due to insider stock selling. As I have as stated on numerous occasion, we are in a relationship business. It is not about products, science, great-looking management our earnings per share that builds this business. It is the trust from our associates in our vision that moves people into action. This trust has been eroded and you must get it back. No marketing campaign, Japan opening, or product rollout will trigger growth - only trust will do that.

Sincerely,

/s/ Sam Caster Sam Caster

_________________________________________________________________________________